SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 6, 2006
ORACLE CORPORATION
(Exact Name of Registrant
as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-14376 (Commission File Number)	94-2871189 (IRS Employer Identification No.)

500 Oracle Parkway, Redwood City, California (Address of Principal Executive Offices)	94065 (Zip Code)
Registrant’s telephone number, including area code: (650) 506-7000
N/A
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.02 Results of Operations and Financial Condition
     On January 6, 2006, Oracle Corporation released supplemental information not previously made publicly available, furnished herewith as Exhibit 99.1.
Section 7 — Regulation FD
     Item 7.01 Regulation FD Disclosure
(a)	Please see Item 2.02 above.

(b)	Oracle is issuing the following statement today:

“Oracle’s current financial strategy is to add a modest amount of longer-term leverage to the capital structure. Term debt is commensurate with our financial profile. Moreover, relative to our $67 billion market cap, we believe that debt on the order of 10% of our market cap represents a conservative approach. The increase in leverage will help lower our weighted average cost of capital and drive an increased return on equity.

We remain committed to maintaining a conservative balance sheet and to preserving our credit profile. We are targeting a debt to EBITDA multiple of approximately 1.0x — 1.25x EBITDA in the intermediate period.

In addition, we plan to maintain a sizeable cash position and are targeting a net positive cash balance. We do not plan to have a cash balance of less than $3 billion to $4 billion.

We expect to finance share repurchases with ongoing free cash flow, and we expect that the volume of share repurchase will be related to the level of free cash flow generation in each quarter.”

In connection with the foregoing statement, please see Exhibit 99.1 furnished herewith.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(c)	Exhibits

99.1	Supplemental Information

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oracle Corporation
Date: January 6, 2006	By:	/s/ MARTIN J. COLLINS
		Name:	Martin J. Collins
		Title:	Vice President, Associate General Counsel and Assistant Secretary

Exhibit Index
99.1	Supplemental Information